News Release	BJ Services Company 5500 Northwest Central Dr. Houston, Texas 77092 713/462-4239

Contact: Trey Whichard, Jeff Smith

BJ SERVICES ANNOUNCES FISCAL FOURTH QUARTER

EARNINGS OF 41 CENTS PER SHARE

Houston, Texas. November 1, 2005. BJ Services Company (BJS-NYSE, CBOE, PCX) today announced net income of $134.3 million, or $0.41 per diluted share, for the quarter ended September 30, 2005. The Company's earnings per share improved 17% from the previous quarter and were up 41% from last year's September quarter.

Revenues of $892.3 million generated during the quarter were up 9% compared to the previous quarter and were 28% higher than last year's September quarter. The Company estimates that revenues were impacted by approximately $21 million due to activity disruptions from hurricanes experienced during the quarter, resulting in a negative impact of approximately $11 million to pretax income, or $.02 per diluted share.

Capital spending was $98.2 million for the quarter, resulting in fiscal 2005 spending of $323.8 million.

Cash and cash equivalents as of September 30, 2005 was $356.5 million, which exceeded total debt by $273.7 million.

On July 28, 2005 the Company's Board of Directors approved a 2-for-1 stock split that was effected by the payment of a stock dividend on September 1, 2005 to stockholders of record as of August 18, 2005. All share and earnings per share amounts have been restated for all periods presented to reflect the 2-for-1 stock split. The Company did not purchase any of its common stock during the quarter. The Company has purchased 3,982,000 shares of its common stock for $98.4 million year to date and has remaining authorization to purchase up to $153.1 million in stock.

Commenting on the results, Chairman and CEO Bill Stewart said, "BJ generated another quarter of record operating results, led by continued activity increases and improved pricing in the U.S. market and a strong rebound in Canadian activity subsequent to the seasonal Spring break up period.

"We estimate that our offshore operations in the Gulf of Mexico lost around 21 days of business during the quarter as a result of the hurricanes. Fortunately, all of our personnel are safe and accounted for and have been working extremely hard to restore operations that were negatively impacted by the storms. This diligence and commitment is commendable in light of the personal losses and inconveniences our employees have experienced.

"We expect activity to remain strong with continuing growth in our major markets. We are projecting our fiscal 2006 revenue to increase 15-20%, generating an earnings increase of 40-45% over the fiscal year ended September 30, 2005."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	September 30		June 30
	2005	2004	2005
Revenue	$892,280	$ 694,465	$ 817,261
Operating Expenses:
Cost of sales and services	622,737	510,702	587,826
Research and engineering	15,282	13,031	13,370
Marketing	24,913	21,887	23,497
General and administrative	36,306	20,937	28,365
Loss on long-lived assets	12,678	1,164	184
Total operating expenses	711,916	567,721	653,242
Operating income	180,364	126,744	164,019
Interest expense	(974)	(4,068)	(2,219)
Interest income	2,437	3,076	2,272
Other income/(expense), net	10,534	9,660	(1,764)
Income before income taxes	192,361	135,412	162,308
Income taxes	58,099	38,434	48,115
Net income	$134,262	$ 96,978	$ 114,193

Earnings Per Share:
Basic	$0.42	$0.30	$0.35
Diluted	$0.41	$0.29	$0.35

Weighted Average Shares Outstanding:
Basic	322,529	322,998	323,104
Diluted	328,294	328,996	328,458

Supplemental Data:
Depreciation and amortization	$37,330	$ 31,760	$ 34,301
Capital expenditures	98,161	61,248	92,995
Debt	82,829	498,521	80,727

Refer to supplemental table for a list of significant items included in net income
	Twelve Months Ended
	September 30
	2005	2004
Revenue	$3,243,186	$ 2,600,986
Operating Expenses:
Cost of sales and services	2,334,242	1,951,022
Research and engineering	54,197	47,287
Marketing	92,255	82,105
General and administrative	113,372	78,978
Loss on long-lived assets	14,192	3,209
Total operating expenses	2,608,258	2,162,601
Operating income	634,928	438,385
Interest expense	(10,951)	(16,389)
Interest income	11,281	6,073
Other income/(expense), net	18,089	92,668
Income before income taxes	653,347	520,737
Income taxes	200,305	159,696
Net income	$ 453,042	$ 361,041

Earnings Per Share:
Basic	$1.40	$1.13
Diluted	$1.38	$1.10

Weighted Average Shares Outstanding:
Basic	323,763	320,357
Diluted	329,115	326,828

Supplemental Data:
Depreciation and amortization	$136,861	$ 125,668
Capital expenditures	323,763	200,577

Refer to supplemental table for a list of significant items included in net income

Supplemental Table

(in thousands except per share amounts)

The following supplemental table describes a list of significant items included in the financial results and their impact on income before income taxes, net income, and diluted earnings per share:

	Three Months Ended			Twelve Months Ended
	September 30		June 30	September 30
	2005	2004	2005	2005	2004
General and administrative(1)	$ 7,000	$ -	$ 3,100	$10,900	$ -
Loss on long-lived assets(2)	11,671	-	-	11,671	-
Operating income/(loss)	(18,671)	-	(3,100)	(22,571)	-
Other income/(expense), net(3)	9,582	12,206	-	9,582	98,619
Income before income taxes	(9,089)	12,206	(3,100)	(12,989)	98,619
Income tax expense/(benefit)	(2,745)	830	(919)	(3,988)	31,074
Net income	$(6,344)	11,376	(2,181)	$(9,001)	$67,545
Earnings per diluted share	$(0.02)	$0.03	$(0.01)	$(0.03)	$0.21

(1) Includes Sarbanes-Oxley compliance expenses.

(2) Asset impairments (reflected in the Corporate segment).

(3) Includes $9.6 million reversal of excess liabilities in the Asia-Pacific region in the fourth quarter of fiscal 2005, $12.2 million reversal of excess liabilities in the Asia-Pacific region in the fourth quarter of fiscal 2004 and $86.4 million for the Halliburton award in the third quarter of fiscal 2004.

Segment Highlights

Following are the results of operations by segment for the three months ended September 30, 2005, September 30, 2004 and June 30, 2005 and for the twelve months ended September 30, 2005 and September 30, 2004:

	Three Months Ended			Twelve Months Ended
	September 30		June 30	September 30
	2005	2004	2005	2005	2004

U.S./Mexico Pressure Pumping Revenue	471,006	346,096	447,370	1,683,202	1,269,786
Operating Income	156,655	102,035	143,706	524,893	337,030
Operating Income Margins	33%	29%	32%	31%	27%
International Pressure Pumping Revenue	277,799	228,983	233,288	1,041,910	891,427
Operating Income	42,399	22,779	16,807	135,794	91,409
Operating Income Margins	15%	10%	7%	13%	10%
Other Oilfield Services Revenue	143,475	119,157	136,543	517,650	438,788
Operating Income	23,135	16,361	21,478	65,539	54,030
Operating Income Margins	16%	14%	16%	13%	12%
Corporate Revenue	0	229	60	424	985
Operating Loss	(41,825)	(14,431)	(17,972)	(91,298)	(44,084)

Refer to supplemental table for a list of significant items included in income before income taxes

Year in Review

For the fiscal year ended September 30, 2005, consolidated revenue of $3.2 billion increased 25% from $2.6 billion generated during fiscal 2004 and earnings per diluted share of $1.38 improved 25% from $1.10 reported in fiscal 2004. Before inclusion of the significant items referred to in the Supplemental Table, fiscal 2005 earnings per diluted share increased 58% from fiscal 2004.

Revenue from U.S./Mexico Pressure Pumping Services increased 33% from last year as a result of higher activity and improved pricing. International Pressure Pumping Services revenue increased 17% on the strength of a 19% increase in Canadian revenue from higher activity and improved pricing. Outside of Canada, International Pressure Pumping revenue increased 16%, primarily as a result of higher activity in the Middle East and Latin America and operating income margins improved to 10% from 6% generated in fiscal 2004. Other Oilfield services revenue increased 18% during 2005 with all service lines contributing to the improvement.

September Quarter Review

U.S./Mexico Pressure Pumping Services fourth quarter 2005 revenue increased 5% sequentially and 36% year over year. The hurricanes negatively impacted revenue by approximately 3% during the quarter. The U.S. rig count averaged 1,428, up 7% from the previous quarter and up 16% from the prior year's quarter. Our Mexico revenue was up 1% sequentially and down 37% year over year as result of activity reductions related to our integrated project in the Burgos area.

The Company's U.S. operations continued to realize price improvement during the quarter and operating income margins for U.S./Mexico improved to 33% from 32% reported in the previous quarter and 29% reported in last year's quarter.

International Pressure Pumping Services fourth quarter 2005 revenue increased 19% sequentially and increased 21% from last year's quarter:

Region	Sequential	Year Over Year
Europe/Africa	-20%	-8%
Middle East	16%	61%
Asia Pacific	-1%	3%
Russia	-5%	13%
Latin America	2%	21%
Canada	104%	32%

The sequential revenue improvement is primarily attributable to increased activity in Canada subsequent to the seasonal Spring break up period. Excluding Canada, international revenue was down 2% sequentially. Revenue from the Europe/Africa region was negatively affected by lower activity in Norway, particularly related to our coil tubing operations, as business was slow to recover after the workers strike ended in late July. In addition, continuing job delays resulted in a 67% reduction in revenue from our North Sea stimulation vessel. Middle East revenue improved from activity increases in Saudi Arabia and Bangladesh.

Year over year revenue, excluding Canada, was up 16%. The decline in Europe/Africa is the result of lower vessel activity. Excluding the vessel, revenue was up 8% in the region, primarily from the U.K. North Sea and West Africa. The Middle East benefited from strong activity gains in Saudi Arabia, India, Kazakhstan and Bangladesh. Activity increases in Argentina, Brazil and Venezuela contributed to the gain in revenue from Latin America.

Operating income margins for international pressure pumping were 15% compared to 7% reported in the previous quarter and 10% reported in last year's quarter. Excluding Canada, operating income margins were 12%, consistent with 12% reported in the previous quarter and increasing from 7% reported in last year's quarter.

Other Oilfield Services fourth quarter 2005 revenue increased 5% sequentially and 20% year over year. Revenue was negatively impacted by approximately 5% this quarter as a result of the hurricanes in the Gulf of Mexico, primarily impacting Tubular Services, Completion Tools and Completion Fluids.

Division	Sequential	Year Over Year
Tubular Services	0%	20%
Process & Pipeline Services	13%	23%
Chemical Services	13%	26%
Completion Tools	-8%	15%
Completion Fluids	0%	16%

Process and Pipeline Services improved sequentially and year over year from increased activity in the North Sea and from higher activity in the Middle East and West Africa. Tubular Services continues to experience growth in various international markets and from increased participation in the Gulf of Mexico. Completion Fluids benefited from activity in the U.S. while Completion Tools revenue improved from higher activity in Brazil. Chemical Services growth is attributable to increased U.S. activity.

Other oilfield services operating income margins for the quarter were 16%, consistent with the previous quarter and up from 14% reported in last year's quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the September 2005 quarter compared to the June 2005 quarter (sequential) and the September 2004 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	5%	36%
Canada	84%	30%
	14%	35%
Latin America (includes Mexico)	1%	4%
Europe/Africa	-5%	11%
Russia	-5%	13%
Middle East	15%	71%
Asia Pacific	-3%	2%
	9%	28%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company is scheduled to report fourth fiscal 2005 earnings on November 1, 2005 and will hold a conference call following the earnings release. The call will take place at 9:00 a.m. Central Time, following the release of earnings scheduled for approximately 6:00 a.m. Central Time.

To participate in the conference call, please call 913/312-1295, 10 minutes prior to the conference call start time and give the conference code number 2746198. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 2746198. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)